                                  TRANSFER AGENCY AGREEMENT

                        AGREEMENT made this 5th day of February, 1996, between
                FIRST EAGLE FUND OF AMERICA, INC. (the "Company"), a Maryland corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES, INC. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

                        WHEREAS, the Company desires that BISYS perform certain
                services for the Company; and

                        WHEREAS, BISYS is willing to perform such services on
                the terms and conditions set forth in this Agreement.

                        NOW, THEREFORE, in consideration of the mutual premises
                and covenants herein set forth, the parties agree as follows:

                        1. Services.

                                BISYS shall perform for the Company the transfer
                agent services set forth in Schedule A hereto.

                                BISYS also agrees to perform for the Company
                such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule A hereof, in consideration of such fees as the parties hereto may agree.

                                BISYS may, in its discretion, appoint in writing
                other parties qualified to perform transfer agency services reasonably acceptable to the Company (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of the Company, and that BISYS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

                        2. Fees.

                                The Company shall pay BISYS for the services to
                be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto. BISYS may increase the fees it charges pursuant to the fee schedule; provided, however, that BISYS may not increase such fees until the expiration of the Initial Term of this Agreement (as defined below), unless the Company otherwise agrees to such change in writing. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule A hereto shall be subject to mutual agreement at the time such amendment to Schedule A is proposed.

                        3. Reimbursement of Expenses.

                                 In addition to paying BISYS the fees described
                 in Section 2 hereof, the Company agrees to reimburse BISYS for BISYS' out-of-pocket expenses in providing services hereunder, including without limitation, the following:

                                 (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company and in delivering all materials to shareholders;

                                 (b)      All direct telephone, telephone
                                          transmission and telecopy or other
                                          electronic transmission expenses
                                          incurred by BISYS in communication
                                          with the Company, the Company's
                                          investment adviser or custodian,
                                          dealers, shareholders or others as
                                          required for BISYS to perform the
                                          services to be provided hereunder;

                                 (c)      Costs of postage, couriers, stock
                                          computer paper, statements, labels,
                                          envelopes, checks, reports, letters,
                                          tax forms, proxies, notices or other
                                          form of printed material which shall
                                          be required by BISYS for the
                                          performance of the services to be
                                          provided hereunder;

                                 (d) The cost of microfilm or microfiche of records or other materials; and

                                 (e) Any expenses BISYS shall incur at the written direction of an officer of the Company thereunto duly authorized.

                        4. Effective Date.

                                 This Agreement shall become effective as of the
                 date first written above (the "Effective Date").

                        5. Term.

                                 This Agreement shall continue in effect, unless
                 earlier terminated by either party hereto as provided hereunder, until February 4, 1997. Thereafter, it shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination, for so long as BISYS, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS' cash disbursements and a reasonable fee (which fee shall be not less than one hundred and two percent (102%) of the sum of the actual costs incurred by BISYS in performing such service) for services in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties, of the Company's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, BISYS, for a reasonable fee, will provide the Company with reasonable access to any Company documents or records remaining in its possession.

                        6. Uncontrollable Events.

                                 BISYS assumes no responsibility hereunder, and
                  shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

                        7. Legal Advice.

                                 BISYS shall notify the Company at any time
                  BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement; and after so notifying the Company, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company unless relating to a matter involving BISYS' willful misfeasance, bad faith, gross negligence or reckless disregard with respect to BISYS' responsibilities and duties hereunder and BISYS shall in no event be liable to the Company or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

                        8. Instructions.

                                 Whenever BISYS is requested or authorized to
                  take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Company's Board of Directors or by the shareholder or shareholder's agent, as the case may be.

                                 As to the services to be provided hereunder,
                  BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Company.

                        9. Standard of Care; Reliance on Records and Instructions; Indemnification.

                                  BISYS shall use its best efforts to ensure the
                  accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, gross negligence or from reckless disregard by it of its obligations and duties. The Company agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Company, the investment adviser and on any records provided by any fund accountant or custodian thereof;
                  provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, gross negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

                        10. Record Retention and Confidentiality.

                                  BISYS shall keep and maintain on behalf of the
                  Company all books and records which the Company or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment
                  Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company, the shareholder, or shareholder's agent, or the dealer of record as to such account.

                        11. Reports.

                                  BISYS will furnish to the Company and to its
                  properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed in Schedule C attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule C. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein not later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and be binding upon the Company and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

                        12. Rights of Ownership.

                                All computer programs and procedures developed
                to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

                        13. Return of Records.

                                BISYS may at its option at any time, and shall
                promptly upon the Company's demand, turn over to the Company and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

                        14. Bank Accounts.

                                The Company shall establish and maintain such
                bank accounts with such bank or banks as are selected by the Company, as are necessary in order that BISYS may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Company shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

                        15. Representations of the Company.

                                The Company certifies to BISYS that: (a) as of
                the close of business on the Effective Date, the Company has authorized unlimited shares, and (b) by virtue of its Certificate of Incorporation, shares which are redeemed by the Company may be sold by the Company from its treasury, and (c) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratoritun and other laws of general application affecting the rights and remedies of creditors and secured parties.

                          16. Representations of BISYS.

                                  BISYS represents and warrants that: (a) BISYS
                 has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

                          17. Insurance.

                                  BISYS shall notify the Company should its
                 insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

                          18. Information to be furnished by the Company.

                                  The Company has furnished to BISYS the
                                  following:

                                  (a)     Copies of the Certificate of
                                          Incorporation of the Company and of
                                          any amendments thereto, certified by
                                          the proper official of the state in
                                          which such Certificate has been filed.

                                  (b)     Copies of the following documents:

                                          1. The Company's By-Laws and any
                                             amendments thereto;

                                          2. Certified copies of resolutions of
                                             the Board of Directors covering the
                                             following matters:

                                             A. Approval of this Agreement and
                                                authorization of a specified
                                                officer of the Company to
                                                execute and deliver this
                                                Agreement and authorization for
                                                specified officers of the
                                                Company to instruct BISYS
                                                hereunder; and

                                                 B. Authorization of BISYS to
                                                    act as Transfer Agent for
                                                    the Company.

                                 (c) A list of all officers of the Company, together with specimen signatures of those officers, who are authorized to instruct BISYS in all matters.

                                 (d)     Two copies of the following (if such
                                         documents are employed by the
                                         Company):

                                         1.  Prospectuses and Statement of
                                             Additional Information;

                                         2.  Distribution Agreement; and

                                         3.  All other forms commonly used
                                             by the Company or its Distributor
                                             with regard to their relationships
                                             and transactions with shareholders.

                                 (e)     A certificate as to shares of
                                         beneficial interest of the Company
                                         authorized, issued, and outstanding as
                                         of the Effective Date of BISYS'
                                         appointment as Transfer Agent (or as of
                                         the date on which BISYS' services are
                                         commenced, whichever is the later date)
                                         and as to receipt of full consideration
                                         by the Company for all shares
                                         outstanding, such statement to be
                                         certified by the Treasurer of the
                                         Company.

                         19. Information Furnished by BISYS.

                             BISYS has furnished to the Company the following:

                             (a) BISYS' Articles of Incorporation.

                             (b) BISYS' Bylaws and any amendments thereto.

                             (c) Certified copies of actions of BISYS covering
                                 the following matters:

                                 1. Approval of this Agreement, and authoriza-
                                    tion of a specified officer of BISYS to
                                    execute and deliver this Agreement;

                                 2. Authorization of BISYS to act as Transfer
                                    Agent for the Company.

                             (d)    A copy of the most recent independent
                                    accountants' report relating to
                                    internal accounting control systems as
                                    filed with the Commission pursuant to
                                    Rule 17Ad-13 under the Exchange Act.

                         20. Amendments to Documents.

                                 The Company shall furnish BISYS written copies
                 of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Company which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS' approval of such amendments or changes.

                         21. Reliance on Amendments.

                                 BISYS may rely on any amendments to or changes
                 in any of the documents and other items to be provided by the Company pursuant to Sections 18 and 20 of this Agreement and the Company hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Company first obtains BISYS' written consent to and approval of such amendments or changes.

                         22. Compliance with Law.

                                 Except for the obligations of BISYS set forth
                 in Section 10 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that no shares of the Company will be offered to the public until the Company's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

                         23. Notices.

                                 Any notice provided hereunder shall be
                 sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

                         24. Headings.

                                 Paragraph headings in this Agreement are
                 included for convenience only and are not to be used to construe or interpret this Agreement.

                         25. Assigmnent.

                                 This Agreement and the rights and duties
                 hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS' right to appoint a Sub-transfer Agent pursuant to
                 Section 1 hereof.

                         IN WITNESS WHEREOF, the parties hereto have caused this
                 Agreement to be duly executed all as of the day and year first above written.



                                       FIRST EAGLE FUND OF AMERICA, INC.


                                       By: /s/ Martha B. Pierce
                                           ---------------------------------
                                           Martha B. Pierce, Secretary


                                       By: /s/ Robert Miller
                                           ---------------------------------
                                           Robert Miller, Treasurer



                                       BISYS FUND SERVICES, INC.



                                       By: /s/ Steve Mintos
                                           ---------------------------------
                                           Steve Mintos, Executive
                                           Vice President

                                   SCHEDULE A
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                        FIRST EAGLE FUND OF AMERICA, INC.
                                       AND
                            BISYS FUND SERVICES, INC.

                            TRANSFER AGENCY SERVICES


  1.      Shareholder Transactions

          a.      Process shareholder purchase and redemption orders.

          b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

          c. Issue confirmations in compliance with Rule 10 under the Securities Exchange Act of 1934, as amended.

          d.      Issue periodic statements for shareholders.

          e.      Process transfers and exchanges.

          f. Process dividend payments, including the purchase of new shares, through dividend reimbursement.

  2.      Shareholder Information Services

          a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

          b. Produce detailed history of transactions through duplicate or special order statements upon request.

          c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

  3.       Compliance Reporting.

           a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Company is registered.

           b. Prepare and distribute appropriate Internal Revenue Service forms for the Company and shareholder income and capital gains.

           c.      Issue tax withholding reports to the Internal Revenue
                   Service.

  4.       Dealer/Load Processing (if applicable)

           a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

           b. Account for separation of shareholder investments from transaction sale charges for purchase of Company shares.

           c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

           d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in the Company.

  5.       Shareholder Account Maintenance

           a. Maintain all shareholder records for each account in the Company.

           b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

           c.      Record shareholder account information changes.

           d.      Maintain account documentation files for each shareholder.

                                   SCHEDULE B
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                        FIRST EAGLE FUND OF AMERICA, INC.
                                       AND
                            BISYS FUND SERVICES, INC.

                               TRANSFER AGENT FEES

    Annual Fee:

                                   $20,000.00

    Annual Per Account Fee:

            Open Accounts                                  $19.00
            Closed Accounts                                $ 5.00

    Multiple Classes of Shares:

    Classes of shares which have different net asset values or pay different daily dividends will be treated as separate classes, and the fee schedule above, including the appropriate minimums, will be charged for each separate class.

    Additional Services:

    Additional services such as IRA processing, development of interface capabilities, servicing of 403(b) and 408(c) accounts, management of cash sweeps between DDAs and mutual fund accounts and coordination of the printing and distribution of prospectuses, annual reports and semi-annual reports are subject to additional fees which will be quoted upon request. Programming costs or database management fees for special reports or specialized processing will be quoted upon request.

    Out-of-pocket Expenses:

    BISYS shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, the expenses set forth in Section 3 of the Transfer Agency
    Agreement to which this Schedule B is attached.

                                   SCHEDULE C
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                        FIRST EAGLE FUND OF AMERICA, INC.
                                       AND
                            BISYS FUND SERVICES, INC.


                                     REPORTS

     1 .    Daily Shareholder Activity Journal

     2.     Daily Fund Activity Summary Report

            a.    Beginning Balance

            b.    Dealer Transactions

            c.    Shareholder Transactions

            d.    Reinvested Dividends

            e.    Exchanges

            f     Adjustments

            g.    Ending Balance

     3.     Daily Wire and Check Registers

     4.     Monthly Dealer Processing Reports

     5.     Monthly Dividend Reports

     6.     Sales Data Reports for Blue Sky Registration

     7. Annual report by independent public accountants concerning BISYS' shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.

    8.      Monthly Discretionary Account Summary

                  * This report will list all accounts identified as
                    discretionary and will show their balances.

    9.      Monthly Statistical Report

                  * This report will include statistical data such
                    as share range analysis, account type analysis, social code analysis, resident code analysis and such other items that may be agreed upon by the parties.

    10.     Monthly Customer Analysis Report

                  * This report will include various types of account
                    information including account size, tax-related information, retirement plan/fees analysis and such other items that may be agreed upon by the parties.

                                       C-2